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                                                                   Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts", and to the use of our report dated February 16, 2005, in the Registration Statement (Form S-1) and related Prospectus of
IntercontinentalExchange, Inc. and Subsidiaries for the registration of shares of its common stock.

Our audits also included the financial statement schedule of IntercontinentalExchange, Inc. and Subsidiaries listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                  /s/ Ernst & Young LLP

Atlanta, Georgia
March 18, 2005